EXHIBIT 11

                 LIVE ENTERTAINMENT INC. AND SUBSIDIARIES
               COMPUTATION OF INCOME (LOSS) PER COMMON SHARE
                                (Unaudited)
               (Amounts in Thousands, Except Per Share Data)


                                             Three Months Ended
                                                 March 31,
                                            1994         1995


PRIMARY

Earnings:
  Net (loss) income. . . . . . . . . . .$ (2,838)     $   4,904
  Less accretion in redemption value
   of Series B Preferred Stock . . . . .     600          1,571
  Less preferred dividends . . . . . . .     937            859

  Net (loss) income attributable
   to common stock . . . . . . . . . . .$ (4,375)     $   2,474

Shares:
  Weighted average number of common
   shares outstanding. . . . . . . . . .    2,419         2,421

Net (loss) income per common share . . .$  (1.81)      $   1.02

FULLY DILUTED

Earnings:
  Net income . . . . . . . . . . . . . .     --       $   4,904

Shares:
  Weighted average number of common
   shares outstanding. . . . . . . . . .     --           2,421
  Assuming conversion of Series B and
   Series C Preferred Stock. . . . . . .     --          14,486
  Weighted average number of common
   shares outstanding as adjusted. . . .     --          16,907

Net income per common share. . . . . . .     --        $   0.29